Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to NRS 78.385 and 78.390

1.     The name of the corporation is “Dataram Corporation.”

2.     The following amendments to the Articles of Incorporation, as amended, were approved by the directors and thereafter duly adopted by the shareholders of the corporation on December 3, 2015.

3.     The number of shares outstanding at the time of the adoption of the amendment was: 3,288,823 shares of common stock. The total number of shares entitled to vote thereon was 3,288,823 shares of common stock.

4.     Resolved, that Article SIXTH of the articles of Incorporation, as amended, be amended so that the following paragraph be inserted at the end of such Article to read as follows:

“Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Articles of Incorporation, as amended, each three (3) shares of Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead holders shall be entitled to receive cash in lieu of issuing any fractional shares resulting from such conversion. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

5.     The number of shares voting to approve this amendment to Article SIXTH is 2,338,413 or 71.1%.

6.     This Certificate of Amendment shall become effective on July 8, 2016.

Dated this 6th day of July, 2016

By:	David A. Moylan
(signature)
Name:	David A. Moylan
Title:	Chairman and Chief Executive Officer